EXHIBIT 5.1

                                  July 22, 1997
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: INDUSTRIAL HOLDINGS, INC. - S-3 REGISTRATION STATEMENT COVERING 1,549,041 SHARES (THE "REGISTRATION STATEMENT")

Gentlemen:

       We have acted as counsel to Industrial Holdings, Inc., a Texas corporation (the "Company"), in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of 1,549,041 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). In such capacity we have examined the articles of incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that:

       1. The 590,000 shares of Common Stock covered by the Registration Statement issuable on the exercise of warrants will, when issued in accordance with the terms of said warrants be validly issued, fully paid and nonassessable shares of outstanding Common Stock; and

       2. The 959,041 shares of Common Stock previously issued and covered by the Registration Statement are validly issued, fully paid and nonassessable shares of outstanding Common Stock.

       We consent to the use of this opinion as an exhibit to the Registration Statement and in the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                            Very truly yours,

                                            PORTER & HEDGES, L.L.P.

                                      Ex-1